Exhibit 5.1

Amit, Pollak, Matalon & Co. Advocates and Notary

July 31, 2007

RadView Software Ltd.
14 Hamelacha St.
Park Afek
Rosh Ha’ayin 48091
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to RadView Software Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the resale from time to time by the selling security holders identified therein of up to 274,584,157 ordinary shares of the Company, nominal value NIS 0.01 per share (“Ordinary Shares”) as follows: (i) up to 64,030,313 Ordinary Shares issued by the Company in private equity financings; (ii) up to 81,666,668 Ordinary Shares issuable upon conversion of Preferred Shares (collectively (i) and (ii) herein shall be referred to as the “Outstanding Shares”); (iii) up to 42,637,176 Ordinary Shares issuable upon exercise of warrants for Ordinary Shares; (iv) up to 61,250,000 Ordinary Shares issuable on conversion of Preferred Shares that are issuable upon exercise of warrants (collectively (iii) and (iv) herein shall be referred to as the “Warrant Shares”); and (v) up to 25,000,000 Ordinary Shares issuable upon conversion of a secured convertible note held by certain security holders (the “Note Shares”).

In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

Based upon such examination and investigation and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that:

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Amit, Pollak, Matalon & Co. Advocates and Notary

(i)	the Outstanding Shares have been duly authorized are legally issued, fully paid and nonassessable; and

(ii)	the Warrant Shares and the Note Shares, if and when issued in accordance with their respective terms, shall be duly authorized, legally issued, fully paid and nonassessable.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the related Prospectus. The issuance of such consent does not concede that we are an “expert” for the purpose of the Securities Act of 1993, as amended.

Very Truly yours, /s/ Amit, Pollak, Matalon & Co. Amit, Pollak, Matalon & Co.